For Immediate Release

ITC Holdings Corp. Increases Quarterly Common Stock Dividend

NOVI, Mich., August 18, 2010 – ITC Holdings Corp. (NYSE: ITC) today announced that its Board of Directors has approved a 4.7 percent increase in ITC’s common dividend. This represents the fifth consecutive year that the Board of Directors has approved an increase in the common dividend.

On September 15, 2010, ITC will pay a quarterly cash dividend on ITC common stock at the increased rate of $0.335 per share to shareholders of record on September 1, 2010.

About ITC Holdings Corp.
ITC Holdings Corp. (NYSE: ITC) invests in the electricity transmission grid to improve electric reliability, expand access to markets, lower the overall cost of delivered energy and allow new generating resources to interconnect to its transmission systems. The largest independent electricity transmission company in the country, ITC operates high-voltage transmission systems in Michigan’s Lower Peninsula and portions of Iowa, Minnesota, Illinois, Missouri and Kansas, serving a combined peak load in excess of 25,000 megawatts through its regulated operating subsidiaries, ITCTransmission, Michigan Electric Transmission Company (METC), ITC Midwest and ITC Great Plains. ITC also focuses on new areas where significant transmission system improvements are needed through ITC Grid Development and its subsidiaries. For more information, please visit: http://www.itc-holdings.com. (itc-ITC)

Investor/Analyst contact: Gretchen Holloway (248.946.3595) gholloway@itctransco.com
Media contact: Robert Darmanin (248.946.3493) rdarmanin@itctransco.com

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